Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (file number 333-252664) with SEC of China SXT Pharmaceuticals, Inc. and its subsidiaries and variable interest entity (collectively the “Company”) of our report dated on July 15, 2022, relating to our audits of the consolidated balance sheets of the Company as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years period ended March 31, 2022.

/s/ ZH CPA, LLC

Denver, Colorado

July 18, 2022

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us